Pricing Supplement Dated December 16, 2003      Rule 424(b)(3)
(To Prospectus dated March 6, 2003 and          File Nos. 333-103003,
Prospectus Supplement dated March 28, 2003)     333-103003-01, 333-103003-02,
                                                333-103003-03 and 333-103003-04
THE BANK OF NEW YORK COMPANY, INC.

Senior Medium-Term Notes Series E
(U.S. $ Floating Rate)
_________________________________________________________________

Trade Date: December 16, 2003        Original Issue Date: December 19, 2003
Principal Amount: $100,000,000       Net Proceeds to Issuer: $100,000,000
Issue Price: 100.00%                 Agent's Capacity:
Selling Agent's                      x Principal Basis      Agency Basis
Commission/Discount: 0.00%
Interest Rate: 3-Month Libor minus   Interest Payment Date:
               0.5 basis point       Quarterly on the 19th day of March, June,
               resets quarterly 2    September and December, commencing March
               London business days  19, 2004
               prior per Telerate
               page 3750, 11am BBA
               3 month USD Libor
Maturity Date: December 19, 2005
__________________________________________________________________
Form:       x     Book Entry
                  Certificated

Redemption:
            x     The Notes cannot be redeemed prior to maturity
                  The Notes may be redeemed prior to maturity

      Initial Redemption Date: N/A

      Initial Redemption Percentage: N/A

      Annual Redemption Percentage Reduction: N/A

Repayment:

           x      The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the option of the holder of the Notes

      Optional Repayment Date:   N/A

      Optional Repayment Price:  N/A

Discount Note:     Yes          No  x

The defeasance and covenant defeasance provisions of the Senior Indenture described under "Description of Senior Debt Securities and Senior Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Lehman Brothers (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption
"Plan of Distribution of Medium-Term Notes." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $100,000,000.

                             Lehman Brothers